UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 9, 2006

THE HANOVER INSURANCE GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-13754	04-3263626
(State or other jurisdiction	(Commission File Number)	(I.R.S.Employer
of incorporation)		Identification No.)

440 Lincoln Street, Worcester, Massachusetts 01653

(Address of principal executive offices)

(Zip Code)

Registrant’s telephone number, including area code: (508) 855-1000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17CFR 240.13e-4(c))

Item 8.01 Other Events

On March 9, 2006, The Hanover Insurance Group, Inc. (the “Company”) received a $24.1 million refund of federal income taxes previously paid by the Company, including related interest. The refund results from the resolution of certain open issues with respect to the years 1992 through 1994.

This refund is approximately $6.4 million greater than the $17.7 million refund that the Company had anticipated, based upon prior documentation provided by the Internal Revenue Service (“IRS”). The Company previously disclosed its financial results for 2005 in a press release dated January 30, 2006 which was furnished to the SEC on a Form 8-K dated January 31, 2006. The previously furnished financial results reflected the anticipated $17.7 million refund. The difference of $6.4 million represents additional interest due to the Company, based upon IRS calculations.

With the additional information received on March 9, 2006, the Company is changing its financial results for the fourth quarter and full year 2005 by decreasing its net loss by $4.2 million ($6.4 million of additional interest reduced by $2.2 million of federal income taxes due on this interest). Accordingly, the Company’s 2005 net loss decreases from $329.4 million to $325.2 million. Updated financial statements reflecting this change will be incorporated into the Company’s Annual Report on Form 10-K, to be filed with The Securities and Exchange Commission on or before March 16, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

The Hanover Insurance Group, Inc.

(Registrant)

Date: March 15, 2006	By:	/s/ Edward. J. Parry III
Edward. J. Parry III
Chief Financial Officer, Executive Vice President,
Principal Accounting Officer and Director